Exhibit 99.1

NEWS RELEASE

Contact:	Robert Higginbotham Vice President, Investor Relations Foot Locker, Inc. robert.higginbotham@footlocker.com (212) 720-4600

Foot Locker, Inc. Reports 2021 Fourth Quarter and Full Year Results;

Provides 2022 Outlook and Long-Term Strategy Update

• Total Sales Increased 6.9% in the Fourth Quarter and 18.7% in the Full Year

• Fourth Quarter EPS of $1.02 and Non-GAAP EPS $1.67

• Outlines Changes in Vendor Mix, Acceleration of Key Initiatives, and New Cost-Savings Program

• Announces 33% Dividend Increase and New $1.2 Billion Share Repurchase Program

NEW YORK, NY, February 25, 2022 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its fourth quarter and fiscal year ended January 29, 2022.

“We closed out a record year by delivering solid fourth quarter results that reflect the ongoing momentum we have built in our business in the midst of an evolving market,” said Richard Johnson, Chairman and Chief Executive Officer. “We made significant progress diversifying our brands, categories and channels in 2021, as well as expanding our customer base across demographics and high-growth geographies with the acquisitions of WSS and atmos. We also invested in our omni-channel platform to accelerate our DTC strategy and enhance the customer experience with new speed and convenience capabilities. And we continue to expand our private label merchandise offerings, including the most recent launch of our new womenswear brand.”

Mr. Johnson continued, “Our journey to diversify our mix of business and expand our reach as a house of brands and banners is ongoing. We look forward to continuing to build on the important areas of success from the past year that strengthen our position at the heart of the youth, sports, and sneaker communities.”

Fourth Quarter Results

The Company reported net income of $103 million, or $1.02 per share, for the 13 weeks ended January 29, 2022, compared with net income of $123 million, or $1.17 per share, for the corresponding prior-year period.

On a non-GAAP basis, the Company earned $1.67 per share (including a $0.20 gain from the mark-to-market of one of its minority investments), a 7.7% increase from non-GAAP earnings per share of $1.55 in the prior-year period.

Fourth quarter comparable-store sales increased by 0.8%, with apparel significantly outpacing footwear. Total sales increased by 6.9%, to $2.3 billion, compared with sales of $2.2 billion in the fourth quarter of 2020. Excluding the effect of foreign exchange rate fluctuations, total sales for the fourth quarter increased by 8.2%.

Gross margin remained relatively flat in the fourth quarter, decreasing by 10 basis points compared with the prior-year period, with strong merchandise margin gains offset by occupancy deleverage, which primarily reflects the elevated rent abatements in the prior year.

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SG&A deleveraged by 140 basis points driven by increased labor costs, marketing and technology spend.

Non-GAAP Adjustments
During the fourth quarter of 2021, the Company recorded adjustments to earnings, which are detailed below in the accompanying reconciliation of GAAP to non-GAAP results. Adjustments included primarily 1) $26 million of impairments on underperforming stores, 2) $14 million charge due to the wind-down of Footaction, 3) $11 million of other various lease termination costs, 4) $10 million charge related to the impairment the Company's minority investments, and 5) $10 million of acquisition and integration costs, primarily representing investment banking fees.

Fiscal 2021 Results

The Company reported net income of $893 million, or $8.61 per share, for fiscal 2021, an increase of 179.5% in earnings per share as compared with net income of $323 million, or $3.08 per share, in fiscal 2020. Fiscal 2021 earnings per share were up 91.3% compared with $4.50 in fiscal 2019. On a non-GAAP basis, the Company earned $7.77 per share, a 176.5% increase from non-GAAP earnings per share of $2.81 in the prior year. Compared with non-GAAP earnings per share of $4.93 in fiscal 2019, non-GAAP earnings per share in fiscal 2021 were up 57.6%

Fiscal year comparable-store sales increased by 15.4%. Total sales of $9.0 billion in fiscal 2021 increased by 18.7% compared with sales of $7.5 billion in fiscal 2020, and 11.9% compared with $8 billion in 2019. Excluding the effect of foreign exchange rate fluctuations, total sales in fiscal 2021 increased by 17.8%.

Update on Vendor Mix and Long-Term Strategy

Beginning in the fourth quarter 2022, Foot Locker, Inc. does not expect any one vendor to represent more than 55% of total supplier spend, down from 65% in the fourth quarter of 2021. As a result, no single vendor is expected to represent more than approximately 60% of total purchases for fiscal 2022, down from 70% in 2021, and 75% in 2020. This change reflects the accelerated strategic shift to DTC by one of the Company’s vendors and Foot Locker, Inc.’s ongoing brand and category diversification efforts.

Consistent with Foot Locker Inc.’s strategies across elevating the customer experience, investing for long-term growth, and driving productivity, the Company will accelerate certain initiatives in 2022, including:

•	Further diversifying merchandise and vendor mix. Foot Locker, Inc. is continuing to broaden its assortment across brands and categories, including deepening its existing brand relationships with new partnerships and expanding further into apparel, supported by its controlled brand strategy. For example, beginning in the fall of 2022, Foot Locker, Inc. will have exclusive access to Reebok’s basketball footwear, including iconic products from Shaq and Allen Iverson, which add to our continued exclusive LaMelo Ball program with Puma to enhance the Company’s basketball leadership and its connection with sports culture.
•	Accelerating the shift to off-mall and rollout of key growth banners. The Company has increased its planned rollout of Global Community & Power Stores to approximately 300 locations over the next three years. Additionally, WSS is expected to reach $1 billion in annual sales by 2024, supported by accelerated store openings and anticipated strong same-store sales growth. The Company also expects to grow atmos annual sales by approximately 50% to nearly $300 million, over the next three years by scaling in existing markets and expanding internationally.
•	Enhancing omni-channel evolution efforts. As part of Foot Locker, Inc.’s investment in GOAT Group, the companies are in active discussions to create programs aimed at enhancing the value proposition and consumer experience of both platforms, including creating a more intentional connection between the two companies prioritizing loyalty and membership benefits. Separately, the Company will be accelerating its roll out of drop ship across vendors, banners and regions through 2022.
•	New Cost-Savings Program. The Company plans to implement a cost reduction program expected to generate savings of approximately $200 million on an annualized basis. This program, which will commence in

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the near-term, is intended to better align the Company’s operating structure to its expected annual revenue baseline entering 2023 and to support profitable growth over time. The Company will provide additional details and progress of this plan during its first quarter earnings call.

Financial Outlook

The Company’s full year 2022 outlook is summarized in the table below.

Sales Change	Down 4% to 6%
Comparable Sales Growth	Down 8% to 10%
Square Footage Growth	Down 1% to 2%
Gross margin	30.1% to 30.3%
SG&A rate	20.2% to 20.4%
D&A	~$210 million
Interest	~$22 million
Tax Rate	~28.7%
Non-GAAP EPS	$4.25-$4.60
Capital Expenditures	Up to $275 million

Included in the outlook is the change in vendor mix expected in the fourth quarter of 2022 and the comparison against 2021’s fiscal stimulus, partially offset by the Company’s ongoing and accelerated strategies to broaden its mix across brands, categories and channels, growth in WSS and atmos, as well as the pending cost savings plan.

Andrew Page, Executive Vice President and Chief Financial Officer, said, “As we look to 2022, Foot Locker, Inc. is operating from a strong financial position and we continue to benefit from substantial flexibility in our real estate portfolio, allowing us to pivot our store footprint more easily as we amplify and optimize our omni-channel offerings. With the help of our external partners, we are looking to drive even more efficiency as we ensure alignment of our capital spend, cost structure and organization design in support of our strategic imperatives.”

Any restructuring-related charges in 2022 as a result of the announced cost-savings program would be excluded from non-GAAP results.

Financial Position and 2022 Capital Allocation Plans

As of January 29, 2022, the Company's merchandise inventories were $1.3 billion, 37.2% higher than at the end of the fourth quarter last year. Using constant currencies, inventory increased by 39.3%, putting the Company in a strong position to meet demand headed into 2022. At quarter-end, the Company's cash and cash equivalents totaled $804 million, while debt on its balance sheet was $457 million.

The Company's total cash position, net of debt, was $347 million, as compared with $1.6 billion last year. During the fourth quarter of 2021, the Company repurchased 4.0 million shares for $178 million, paid a quarterly dividend of $0.30 per share, for a total of $29 million, invested $325 million for the acquisition of atmos, and paid down debt of $98 million. For full-year 2021, the Company repurchased 7.5 million shares for a total of $348 million and paid a total of $101 million in dividends.

The Board of Directors approved a $275 million capital expenditures program for 2022. Further, the Board of Directors declared a quarterly cash dividend on the Company's common stock of $0.40 per share, a 33% increase from the prior $0.30 per share, back to pre-pandemic levels. The Dividend will be payable on April 29, 2022 to shareholders of record on April 14, 2022. The Board will continue to evaluate the dividend program on a quarterly

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basis. The Board has also authorized a new share repurchase program for the repurchase of up to $1.2 billion of Foot Locker, Inc.’s outstanding common stock.

Store Base Update

During the fourth quarter, the Company opened 60 new stores, acquired 38 atmos stores, remodeled or relocated 115 stores, and closed 76 stores. Additionally, we closed 120 Footaction stores, of which we converted 45 stores to other banners.

As of January 29, 2022, the Company operated 2,858 stores in 28 countries in North America, Europe, Asia, Australia, and New Zealand. In addition, 142 franchised stores were operating in the Middle East and Asia.

Conference Call and Webcast

The Company is hosting a live conference call at 9:00 a.m. ET today, Friday, February 25, 2022, to review these results and outlook and provide an update on the business. This conference call may be accessed live by calling toll-free 1-844-701-1163 or international toll 1-412-317-5490, or via the Investor Relations section of the Foot Locker, Inc. website at https://www.footlocker-inc.com. Please log on to the website 15 minutes prior to the call to register. An archived replay of the conference call can be accessed approximately one hour following the end of the call at 1-877-344-7529 in the U.S. or 1-855-669-9658 in Canada or 1-412-317-0088 internationally with passcode 7575000 through March 11, 2022. A replay of the call will also be available via webcast from the same Investor Relations section of the Foot Locker, Inc. website at https://www.footlocker-inc.com.

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us, which are detailed in the Company’s filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion on risks and uncertainties that may affect forward-looking statements, see "Risk Factors" disclosed in the Company's Annual Report on Form 10-K for the year ended January 30, 2021 filed on March 25, 2021 and Quarterly Report on Form 10-Q for the quarter ended October 30, 2021 filed on December 8, 2021. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update forward-looking statements, whether as a result of new information, future events, or otherwise.

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Consolidated Statements of Operations

(unaudited)

Periods ended January 29, 2022 and January 30, 2021

(In millions, except per share amounts)

	Fourth Quarter		Fiscal Year
	2021	2020	2021	2020
Sales	$2,341	$2,189	$8,958	$7,548
Cost of sales	1,568	1,465	5,878	5,365
Selling, general and administrative expenses	525	460	1,851	1,587
Depreciation and amortization	55	44	197	176
Impairment and other charges	75	59	172	117
Income from operations	118	161	860	303

Interest expense, net	(6)	(2)	(14)	(7)
Other income, net	35	1	394	198
Income before income taxes	147	160	1,240	494
Income tax expense	45	37	348	171
Net income	$102	$123	$892	$323
Net loss attributable to noncontrolling interests	1	—	1	—
Net income attributable to Foot Locker, Inc.	$103	$123	$893	$323

Diluted earnings per share	$1.02	$1.17	$8.61	$3.08
Weighted-average diluted shares outstanding	100.6	105.2	103.8	105.1

Non-GAAP Financial Measures

In addition to reporting the Company's financial results in accordance with generally accepted accounting principles (“GAAP”), the Company reports certain financial results that differ from what is reported under GAAP. We have presented certain financial measures identified as non-GAAP, such as sales changes excluding foreign currency fluctuations, adjusted income before income taxes, adjusted net income, and adjusted diluted earnings per share.

We present certain amounts as excluding the effects of foreign currency fluctuations, which are also considered non-GAAP measures. Where amounts are expressed as excluding the effects of foreign currency fluctuations, such changes are determined by translating all amounts in both years using the prior-year average foreign exchange rates. Presenting amounts on a constant currency basis is useful to investors because it enables them to better understand the changes in our business that are not related to currency movements.

These non-GAAP measures are presented because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core business or affect comparability. In addition, these non-GAAP measures are useful in assessing our progress in achieving our long-term financial objectives.

We estimate the tax effect of all non-GAAP adjustments by applying a marginal tax rate to each of the respective items. The income tax items represent the discrete amount that affected the period.

Non-GAAP Reconciliation

(unaudited)

Periods ended January 29, 2022 and January 30, 2021

(In millions, except per share amounts)

The non-GAAP financial information is provided in addition to, and not as an alternative to, our reported results prepared in accordance with GAAP. The various non-GAAP adjustments are summarized in the tables below.

Reconciliation of GAAP to non-GAAP results:

	Fourth Quarter		Fiscal Year
	2021	2020	2021	2020
Pre-tax income:
Income before income taxes	$147	$160	$1,240	$494
Pre-tax adjustments excluded from GAAP:
Impairment and other charges (1)	75	59	172	117
Other income, net (2)	(3)	—	(306)	(190)
Adjusted income before income taxes (non-GAAP)	$219	$219	$1,106	$421

After-tax income:
Net income	$103	$123	$893	$323
After-tax adjustments excluded from GAAP:
Impairment and other charges, net of income tax benefit of $18, $15, $42, and $24 million, respectively (1)	57	44	130	93
Other income, net - net of income tax expense of $1, $-, $80, and $50 million, respectively (2)	(2)	—	(226)	(140)
Tax charge related to revaluation of certain intellectual property rights (3)	11	1	11	25
Tax benefit related to tax law rate changes (4)	(1)	(5)	(1)	(5)
Adjusted net income (non-GAAP)	$168	$163	$807	$296

	Fourth Quarter		Fiscal Year
	2021	2020	2021	2020
Earnings per share:
Diluted earnings per share	$1.02	$1.17	$8.61	$3.08
Diluted EPS amounts excluded from GAAP:
Impairment and other charges (1)	0.57	0.42	1.24	0.87
Other income, net (2)	(0.02)	—	(2.18)	(1.33)
Tax charge related to revaluation of certain intellectual property rights (3)	0.11	0.01	0.11	0.24
Tax law rate changes (4)	(0.01)	(0.05)	(0.01)	(0.05)
Adjusted diluted earnings per share (non-GAAP)	$1.67	$1.55	$7.77	$2.81

Non-GAAP Reconciliation

(unaudited)

Periods ended January 29, 2022 and January 30, 2021

(In millions, except per share amounts)

Notes on Non-GAAP Adjustments:

(1)	During the thirteen and fifty-two weeks ended January 29, 2022, the Company recorded pre-tax charges of $75 million and $172 million, respectively, classified as Impairment and Other Charges. This compares with charges of $59 million and $117 million recognized for the thirteen and fifty-two weeks ended January 30, 2021, respectively.

Impairment of long-lived assets and right-of-use assets were $40 million and $92 million for the thirteen and fifty-two weeks ended January 29, 2022, respectively. During the second quarter of 2021, we conducted an impairment review of Footaction stores as a result of the Company’s decision to convert a portion of the stores to other existing banner concepts and close the remaining stores. The Company evaluated the long-lived assets, including the right-of-use assets and recorded non-cash charges to write down store fixtures, leasehold improvements, and right-of-use assets for approximately 60 locations. Further, we accelerated tenancy charges for leases we expect to terminate prior to the end of the lease term. Related to Footaction, we recorded charges of $39 million, $13 million, and $14 million for the second, third, and fourth quarters, respectively. During the fourth quarters of 2021 and 2020, we conducted impairment reviews of underperforming stores and recorded impairment charges of $26 million and $62 million, respectively, to write down store fixtures, leasehold improvements, and right-of-use assets. The prior year amount also included charges totaling $15 million related to certain Runners Point and Sidestep stores and other underperforming stores in Europe.

The Company recorded acquisition and integration costs of $10 million and $24 million for the thirteen and fifty-two weeks ended January 29, 2022, respectively, which primarily represented investment banking fees and third-party integration services related to the WSS and atmos acquisitions.

Impairment of minority investments were $10 million and $42 million for the thirteen and fifty-two weeks ended January 29, 2022, respectively. Included in the prior year was a fourth quarter charge of $4 million. These charges were necessitated by the investee’s continued losses and updated estimates of value.

Additionally, the thirteen and fifty-two weeks ended January 29, 2022, included $11 million and $15 million, respectively, of lease-related termination costs for several locations. Support function reorganization costs, primarily severance, totaled $2 million and $4 million for the thirteen and fifty-two weeks ended January 29, 2022, respectively. Prior year reorganization costs totaled $4 million and $7 million thirteen and fifty-two weeks ended January 30, 2021, respectively.

Other charges included:

•	A charge of $2 million related to a tradename impairment recorded in the fourth quarter of 2021,
•	$19 million of charges related to the shutdown of the Runners Point business recorded during 2020, and
•	$2 million related to administrative costs associated with the pension plan reformation recorded during 2020.

Partially offsetting these losses and charges was $14 million of additional insurance recoveries recorded in 2021, $7 million of which was classified in impairment and other charges as it relates to the book value of property losses recorded in 2020. In 2020, the Company recorded net losses of $8 million, representing losses of $19 million offset, in part, by a partial insurance recovery recorded in the fourth quarter of 2020 of $11 million.

(2)	One of our minority investments, GOAT, which is measured using the fair value measurement alternative, received additional funding at a higher valuation resulting in a $290 million fair value adjustment in the second quarter. Additionally, during the second quarter, we acquired a minority stake in a public entity, Retailors Ltd., at an initial discount of $9 million. Due to the infrequent and nonrecurring nature of the gain and discount, respectively, the income was removed to arrive to non-GAAP earnings. Other income for the thirteen weeks and fifty-two weeks ended January 29, 2022 also included $3 million and $7 million, respectively related to our insurance recovery from the 2020 social unrest, which is the amount by which the recovery exceeded the book value losses previously recorded.

For the fifty-two weeks ended January 30, 2021, the Company recorded non-cash gains of $190 million, or $140 million after-tax. This income was related to our minority investment in GOAT in connection with funding at a higher valuation.

(3)	During the fourth quarter of 2021, the Company recorded an $11 million charge in connection with the revaluation of certain intellectual property rights, pursuant to a non-U.S. advance pricing agreement. During the first quarter of 2020, the Company recorded a $27 million tax charge related to the same agreement. Due to the improved financial outlook during the second and third quarters of 2020, the Company reversed $2 million and $1 million, respectively, of the revaluation charge.
(4)	The Company recorded tax benefits of $1 million and $5 million during the fourth quarters of 2021 and 2020, respectively, in connection with tax law changes in the Netherlands.

Consolidated Balance Sheets

(unaudited)

(In millions)

	January 29,	January 30,
	2022	2021
ASSETS

Current assets:
Cash and cash equivalents	$804	$1,680
Merchandise inventories	1,266	923
Other current assets	306	232
	2,376	2,835
Property and equipment, net	917	788
Operating lease right-of-use assets	2,616	2,716
Deferred taxes	86	101
Goodwill	785	159
Other intangible assets, net	454	17
Minority investments	781	337
Other assets	121	90
	$8,136	$7,043

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$596	$402
Accrued and other liabilities	574	560
Current portion of long-term debt and obligations under finance leases	6	102
Current portion of lease obligations	572	580
	1,748	1,644
Long-term debt and obligations under finance leases	451	8
Long-term lease obligations	2,363	2,499
Other liabilities	331	116
Total liabilities	4,893	4,267
Total shareholders' equity	3,243	2,776
	$8,136	$7,043

Store Count and Square Footage

(unaudited)

Store activity is as follows:

	January 30,			January 29,	Relocations/
	2021	Opened	Closed	2022	Remodels
Foot Locker U.S.	848	24	70	802	63
Foot Locker Europe	624	29	27	626	32
Foot Locker Canada	101	1	7	95	8
Foot Locker Pacific	93	3	2	94	13
Foot Locker Asia	20	10	—	30	—
Kids Foot Locker	422	18	30	410	37
Lady Foot Locker	35	—	21	14	—
Champs Sports	539	12	26	525	23
Footaction	240	—	199	41	—
Sidestep	76	16	6	86	5
WSS (1)	—	100	2	98	—
atmos (2)	—	38	1	37	1
Total	2,998	251	391	2,858	182

(1)	The Company acquired 93 existing WSS stores in September 2021.
(2)	The Company acquired 38 existing atmos stores in November 2021.

Selling and gross square footage are as follows:

	January 30, 2021		January 29, 2022
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker U.S.	2,409	4,203	2,402	4,155
Foot Locker Europe	1,016	2,176	1,074	2,249
Foot Locker Canada	255	422	253	416
Foot Locker Pacific	166	260	188	294
Foot Locker Asia	79	141	114	199
Kids Foot Locker	736	1,265	748	1,274
Lady Foot Locker	51	85	15	38
Champs Sports	1,946	3,033	1,905	2,985
Footaction	758	1,240	113	190
Sidestep	88	157	104	196
WSS	—	—	958	1,217
atmos	—	—	36	63
Total	7,504	12,982	7,910	13,276

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